NSAR ITEM 77O
VK Trust for Investment Grade New York Municipals
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of      Date of
                                 From          shares  underwriting Purchase

    1           Nassau County   Paine           2,500    1.38       6/11/01
                 NY Interim     Webber
                 Sales Tax


Underwriting Participants:

Underwriting #1

UBS PaineWebber Inc.
Goldman Sachs
First Albany Corporation
Morgan Stanley Dean Witter
Salomon Smith Barney
R. Beal & Co.
Merrill Lynch & Co.
Quick & Reilly Inc.
Ramirez & Co.  Inc.
Roosevelt & Cross Inc.